As filed with the Securities and Exchange Commission on August 31, 2017

Registration No. 333-52176 333-110104 333-156380 333-171491 333-193232 333-216791 333-93109

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENTS

UNDER

THE SECURITIES ACT OF 1933

ARI NETWORK SERVICES, INC.

(Exact Name of Registrant as Specified in Charter)

Wisconsin
(State or other jurisdiction of	39-1388360
incorporation or organization)	(I.R.S. Employer Identification No.)

10850 W. Park Place, Suite 1200
Milwaukee, Wisconsin	53224
(Address of Principal Executive Offices)	(Zip Code)

____________________________________

ARI NETWORK SERVICES, INC. 2000 STOCK OPTION PLAN

ARI NETWORK SERVICES, INC. 2000 EMPLOYEE STOCK PURCHASE PLAN, AS AMENDED

AMENDED AND RESTATED ARI NETWORK SERVICES, INC. 2010 EQUITY INCENTIVE PLAN

ARI NETWORK SERVICES, INC. 1991 Stock Option Plan

ARI NETWORK SERVICES, INC. 1993 Director Stock Option Plan

ARI NETWORK SERVICES, INC. 1992 Employee Stock Purchase Plan

_________________________________________

William A. Nurthen

Vice President of Finance and Chief Financial Officer

ARI Network Services, Inc.

10850 W. Park Place, Suite 1200

Milwaukee, Wisconsin  53224

(414) 973-4300

(Name, address and telephone number, including area code, of agent for service)

With copies to:

C.J. Wauters

Godfrey & Kahn, S.C.

833 E. Michigan Street

Milwaukee, Wisconsin  53202

(414) 273-3500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

DEREGISTRATION OF SECURITIES

ARI Network Services, Inc. (the “Company”) is filing this Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the following registration statements on Form S-8 (the “Registration Statements”) registering shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”):

•

Registration Statement on Form S-8, File No. 333-52176, filed with the SEC on December 19, 2000, registering an aggregate of 525,000 shares of Common Stock for issuance under the ARI Network Services, Inc. 2000 Stock Option Plan and the ARI Network Services, Inc. 2000 Employee Stock Purchase Plan;

•

Registration Statement on Form S-8, File No. 333-110104, filed with the SEC on October 30, 2003, registering an aggregate of 1,100,000 shares of Common Stock for issuance under the ARI Network Services, Inc. 2000 Stock Option Plan and the ARI Network Services, Inc. 2000 Employee Stock Purchase Plan;

•

Registration Statement on Form S-8, File No. 333-156380, filed with the SEC on December 22, 2008, registering 500,000 shares of Common Stock for issuance under the ARI Network Services, Inc. 2000 Stock Option Plan;

•

Registration Statement on Form S-8, File No. 333-171491, filed with the SEC on December 30, 2010, registering an aggregate of 700,000 shares of Common Stock for issuance under the ARI Network Services, Inc. 2010 Equity Incentive Plan and the ARI Network Services, Inc. 2000 Employee Stock Purchase Plan;

•

Registration Statement on Form S-8, File No. 333-193232, filed with the SEC on January 8, 2014, registering an aggregate of 1,550,000 shares of Common Stock for issuance under the Amended and Restated ARI Network Services, Inc. 2010 Equity Incentive Plan and the ARI Network Services, Inc. 2000 Employee Stock Purchase Plan, as amended;

•

Registration Statement on Form S-8, File No. 333-216791, filed with the SEC on March 17, 2017, registering 1,200,000 shares of Common Stock for issuance under the Amended and Restated ARI Network Services, Inc. 2010 Equity Incentive Plan; and

•

Registration Statement on Form S-8, File No. 333-93109, filed with the SEC on December 12, 1999, registering 637,500 shares under the 1991 Stock Option Plan, 150,000 shares under the 1993 Director Stock Option Plan and 50,000 shares under the 1992 Employee Stock Purchase Plan.

On August 29, 2017, pursuant to an Agreement and Plan of Merger dated June 20, 2017, by and among the Company, Expedition Holdings LLC, a Delaware limited liability company (“Parent”), and Expedition Merger Sub, Inc., a Wisconsin corporation and a direct, wholly-owned subsidiary of Parent (“MergerSub”), MergerSub merged with and into the Company with the Company continuing as the surviving corporation as a direct, wholly-owned subsidiary of Parent (the “Merger”).

In connection with the Merger, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements, including the Registration Statements.  In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statements that remain unsold at the termination of the offerings, the Company hereby removes from registration all shares of Common Stock registered under the Registration Statements that remain unsold.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment to the Registration Statements on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Milwaukee, state of Wisconsin on this 31st day of August, 2017.

ARI NETWORK SERVICES, INC.

By:

 /s/ William A. Nurthen

William A. Nurthen

Vice President of Finance and

Chief Financial Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

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